Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Announces $12 Million Order from One of the World's Largest Mass Merchandisers; Expected to Significantly Increase Revenue For 2022

Units are scalable and able to integrate multiple onsite power generation and EV charging needs

FORT LEE, N.J., Dec. 21, 2021 /PRNewswire/ -- Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" "Pioneer Power" or the "Company"), a leader in the design, manufacture and integration of electric power systems and service, including on site power, circuit protective and control power solutions, today announced a significant order for its E-Bloc product. This initial order, valued at approximately $12 million, is expected to double sales in Pioneer’s T&D Solutions business in 2022. Specifically, this award represents 62 E-Bloc units and is part of a proposed program whereby the mass merchandiser expects to ultimately equip approximately 500 of its stores with E-Bloc type product.

Pioneer’s E-Bloc design improves power installation by providing the flexibility to combine a wide variety of distributed energy resources in a compact, integrated package. E-Bloc provides all the connectivity to install EV charging and power sources while speeding up installation and minimizing disruption to operations. Solutions are available for both Low and Medium-voltage applications. In many cases, E-Bloc also bypasses the need to coordinate installation with local utilities, dramatically reducing installation times and cost.

“This program affirms our strategic decision to pivot Pioneer to address the increasing demands on electric grids,” commented Nathan Mazurek, Pioneer’s Chairman, and Chief Executive Officer. “We are building on the success demonstrated with several pilot orders for this customer and others throughout the second half of 2021.”

Mazurek continued, “This order marks a significant milestone in Pioneer’s history and reinforces our optimism for additional opportunities that we believe will drive rapid revenue growth for the next several years. The entire Pioneer team is to be congratulated on their efforts in designing, manufacturing and bringing our E-Bloc solution to successful commercialization in such a short time. Owners of commercial and industrial facilities across many verticals are moving quickly to upgrade their electrical infrastructure in order to fail-proof their access to power, accommodate solar power, energy storage, backup power and prepare for the installation of EV-charging. We expect that these demand drivers will create a robust addressable market for our products well into the foreseeable future.”

To learn more about Pioneer Power's E-Bloc solution, please contact E-BlocSales1@pioneerpowersolutions.com

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture and distribution of on-site power equipment, distributed generation and Energy infrastructure for applications in the EV, utility, industrial, commercial and backup power markets. The Company’s principal products include EV charging products, distribute energy resource management, switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company’s chairman, who controls a substantial amount of the Company’s voting power, may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company’s common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com